CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-174332 on Form N-1A of our reports dated September 24, 2024, relating to the financial statements and financial highlights of First Trust Core Investment Grade ETF, First Trust Commercial Mortgage Opportunities ETF, and First Trust Structured Credit Income Opportunities ETF, appearing in Form N-CSR for First Trust Exchange-Traded Fund IV as of and for the period ended July 31, 2024, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Miscellaneous Information” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

November 26, 2024